Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-266802 and 333-279261) on Form S-3 and (Nos. 333-257988 and 333-279257) on Form S-8 of our report dated March 20, 2025, with respect to the consolidated financial statements of Erasca, Inc. and subsidiaries.

/s/ KPMG LLP

San Diego, California

March 20, 2025